Filed pursuant to Rule 433

Registration No. 333-135007

May 19, 2008

   HSBC Holdings plc

Final Term Sheet:

Lead Manager:	HSBC Securities (USA) Inc. (80.5%)
Senior Co-Managers:

ABN AMRO Incorporated (1.5%)

BNP Paribas Securities Corp. (1.5%)

Citigroup Global Markets Inc. (1.5%)

Credit Suisse Securities (USA) LLC (1.5%)

RBC Capital Markets Corporation (1.5%)

Scotia Capital (USA) Inc. (1.5%)

Co-Managers:

Comerica Securities, Inc. (1.0%)

Fifth Third Securities, Inc. (1.0%)

Mizuho Securities USA Inc. (1.0%)

Morgan Stanley & Co. Incorporated (1.0%)

National Australia Bank Limited, London Branch (1.0%)

UBS Securities LLC (1.0%)

Wells Fargo Brokerage Services (1.0%)

Junior Co-Managers:

ANZ Securities, Inc. (0.5%)

BNY Capital Markets, Inc. (0.5%)

CIBC World Markets Corp. (0.5%)

Commerzbank Capital Markets Corp. (0.5%)

Santander Investment Securities Inc. (0.5%)

Wachovia Capital Markets, LLC (0.5%)

TD Securities (USA) LLC (0.5%)

Structure:	30-year Global Fixed Rate Subordinated Notes
Ratings:	Aa3/A+/AA-(Stable Outlook/Stable Outlook/Stable Outlook)
Pricing Date:	May 19, 2008
Settlement Date:	May 27, 2008
Maturity Date:	June 1, 2038
Form of Note:	Subordinated Notes (Lower Tier II)
Form of Offering:	SEC Registered Global

Transaction Details:

Principal Amount:	$1,500,000,000
Benchmark Treasury:	UST 5.00% due May 2037
Treasury Yield:	4.567%
Treasury Price:	106-29+
Re-offer Spread:	UST + 225 basis points
Coupon:	6.800%
Re-offer Yield:	6.817%

Issue Price:	99.783%
Gross Fees:	0.875%
Net Price:	98.908%
Total Proceeds to Issuer:	$1,483,620,000
Interest Payment Dates:	Semi-annual on each 1st December and 1st June , commencing 1st December, 2008
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE
Principal Paying Agent:	HSBC Bank USA, N.A.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.